Exhibit 99.1
Western Refining, Inc. Reports Record Second Quarter Results
EL PASO, TEXAS, August 8, 2006 — Western Refining, Inc. (NYSE: WNR) today reported record quarterly net income of $86.5 million, or $1.29 per diluted share, for the quarter ended June 30, 2006, compared to pro forma net income of $40.4 million for the same period in 2005. The Company’s second quarter 2006 results represent the highest quarterly net income in its history. For the six months ended June 30, 2006, the Company had net income of $66.8 million, or $1.04 per diluted share, compared to pro forma net income of $41.4 million for the same period in 2005. The pro forma net income amounts reflect an adjustment for income taxes resulting from changing to a corporate holding company structure from an operating partnership.
The increased earnings were primarily a result of higher refinery gross margins and increased refinery throughput. Refinery gross margin per barrel was $15.21 for the quarter ended June 30, 2006, compared to $9.21 for the same period in 2005, an increase of 65.1%. Total refinery throughput for the second quarter of 2006 was 131,980 barrels per day, which included 116,826 barrels per day of crude oil. Total refinery throughput for the second quarter of 2005 was 119,224 barrels per day, which included 108,086 barrels per day of crude oil.
Adjusted earnings before interest, taxes, depreciation, amortization and maintenance turnaround expense (“Adjusted EBITDA”) for the quarter ended June 30, 2006, was a record $130.8 million versus $66.4 million for the same quarter in 2005. Adjusted EBITDA was $160.4 million for the six months ended June 30, 2006, compared to $77.0 million for the same period in 2005.
Capital expenditures for the three months ended June 30, 2006, totaled $37.0 million primarily related to the purchase of an asphalt plant and three asphalt terminals from Chevron U.S.A., Inc. and spending for the Company’s acid and sulfur gas plant and hydrogen plant. The Company ended the quarter with $183.5 million of cash and had no outstanding debt at June 30, 2006.
Western’s President and Chief Executive Officer, Paul Foster, commented, “We are extremely pleased with our record performance during the quarter. I firmly believe that some of our accomplishments during the first quarter of this year positioned us to take advantage of the strong refining margin environment that we experienced in the second quarter of 2006. During the first quarter of 2006, we successfully completed a major maintenance turnaround on the south-side of our refinery, and we completed the first phase of our crude expansion. As a result, with no planned maintenance activity, our refinery was fully operational during the second quarter. For the remainder of the year, we do not have any planned maintenance turnaround activity. Additionally, we completed our new diesel hydrotreater during the first quarter and began to ship ultra-low sulfur diesel fuel as planned on June 1, 2006.
“Also during the second quarter, we acquired an asphalt plant in El Paso, and asphalt terminals located in Phoenix, Tucson and Albuquerque. This purchase fits well with our outlook for strengthening asphalt margins. Strategically, it also provides a future outlet for our increased asphalt production when we have the capability of increasing our processing of sour crude oil by the end of 2007.
“We continue to focus on safe and reliable operations at our refinery, and I am pleased to say that our stellar record of safety and reliability at the refinery continued during the second quarter,” Foster said.
A conference call is scheduled for August 9, 2006 at 11:00 A.M. EDT to discuss these financial results. This call is being webcast by CCBN and can be accessed at Western’s website, www.westernrefining.com. The call can also be heard by dialing 866-831-6270, passcode: 29054890. The audio replay will be available through August 23, 2006, by dialing 888-286-8010, passcode: 35992263.
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.

Western Refining, Inc.
(In thousands, except per share and per barrel data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Statement of Operations Data:
Net sales	$1,156,482	$790,840	$2,037,988	$1,485,180
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	973,830	690,893	1,786,433	1,340,235
Direct operating expenses (exclusive of depreciation and amortization)	43,907	28,931	82,008	57,991
Selling, general and administrative expenses	8,542	6,009	15,090	9,650
Maintenance turnaround expense	—	—	22,196	5,884
Depreciation and amortization	3,624	1,499	5,453	2,852

Total operating costs and expenses	1,029,903	727,332	1,911,180	1,416,612

Operating income	126,579	63,508	126,808	68,568
Interest income	2,195	688	3,896	998
Interest expense	(362)	(1,299)	(1,450)	(2,541)
Amortization of loan fees	(125)	(758)	(250)	(1,517)
Write-off of unamortized loan fees	—	—	(1,961)	—
Gain (loss) from derivative activities	(1,552)	663	2,077	(1,270)
Other income (expense)	(80)	—	(80)	—

Income before income taxes	126,655	62,802	129,040	64,238
Provision for income taxes(1)	(40,151)	—	(62,281)	—

Net income(1)	$86,504	$62,802	$66,759	$64,238

Earnings per share (diluted)	$1.29	—	$1.04	—
Weighted average basic shares outstanding	66,445	—	64,061	—
Weighted average dilutive shares outstanding	66,935	—	64,306	—
Cash Flow Data:
Net cash provided by (used in):
Operating activities(1)	$107,282	$29,424	$87,783	$40,717
Investing activities	(36,968)	(11,482)	(80,203)	(21,779)
Financing activities(1)	(3,447)	(46,144)	(4,877)	(49,263)
Other Data:
Adjusted EBITDA(2)	$130,766	$66,358	$160,350	$77,032
Capital expenditures	36,968	11,482	80,203	21,779
Balance Sheet Data (end of period):
Cash and cash equivalents			$183,534	$14,630
Working capital			202,065	89,239
Total assets			813,742	420,370
Total debt			—	50,000
Partners’ capital			—	129,588
Stockholders’ equity			392,905	—
Key Operating Statistics:
Total sales volume (bpd)(3)	141,180	132,815	136,853	133,706
Total refinery production (bpd)	129,685	116,625	117,637	112,040
Total refinery throughput (bpd)(4)	131,980	119,224	119,805	114,050
Per barrel of throughput:
Refinery gross margin(5)	$15.21	$9.21	$11.60	$7.02
Gross profit(5)	14.91	9.07	11.35	6.88
Direct operating expenses(6)	3.66	2.67	3.78	2.81

(1)	Historically, the Company was not subject to federal or state income taxes due to its partnership structure. Prior to the closing of the Company’s initial public offering in January 2006, net cash provided by operating activities did not reflect any reduction for income tax payments, while net cash used by financing activities reflected distributions to the partners to pay income taxes. After the Company’s initial public offering, it has begun to incur income taxes that reduce net income and cash flows from operations, and the Company has ceased to make any income tax-related distributions to its equity holders. In addition, the Company recorded additional income tax expense for the cumulative effect of recording the estimated net deferred tax liability in the amount of $21.3 million upon changing from a partnership to a corporate holding company structure. This net deferred tax liability recorded during the first quarter of 2006 is subject to change once Western Refining Company, L.P. (“Western Refining LP”) finalizes its income tax returns for 2005. The initial deferred tax liability was recorded based upon the assumption that a certain voluntary election would be made by Western Refining LP in its 2005 income tax return. This election is discretionary and, if changed, could result in a material adjustment to reduce the initial net deferred tax liability recorded by the Company. Any such change would be reflected as an adjustment to the provision for income taxes during the quarter in which the 2005 return is filed by Western Refining LP.

(2)	Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense. However, Adjusted EBITDA is not a recognized measurement under generally accepted accounting principles (“GAAP”). The Company’s management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. In addition, the Company’s management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in the industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities (which many of the Company’s competitors capitalize and thereby exclude from their measures of EBITDA) and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect the Company’s cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and

•	the Company’s calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in the industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$86,504	$62,802	$66,759	$64,238
Interest expense	362	1,299	1,450	2,541
Income tax expense	40,151	—	62,281	—
Amortization of loan fees	125	758	250	1,517
Write-off of unamortized loan fees	—	—	1,961	—
Depreciation and amortization	3,624	1,499	5,453	2,852
Maintenance turnaround expense	—	—	22,196	5,884

Adjusted EBITDA	$130,766	$66,358	$160,350	$77,032

(3)	Includes sales of refined products sourced from our refinery production as well as refined products purchased from third parties.

(4)	Total refinery throughput includes crude oil, other feedstocks and blendstocks.

(5)	Refinery gross margin is a per barrel measurement calculated by dividing the difference between net sales and cost of products sold by the Company’s total refinery throughput volumes for the respective periods presented. The Company has experienced gains or losses from derivative activities. These derivatives are used to minimize fluctuations in earnings but are not taken into account in calculating refinery gross margin. Cost of products sold does not include any depreciation or amortization. Refinery gross margin is a non-GAAP performance measure that the Company believes is important to investors in evaluating its refinery performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in this calculation (net sales and cost of products sold) can be reconciled directly to the Company’s statement of operations. The Company’s calculation of refinery gross margin may differ from similar calculations of other companies in the industry, thereby limiting its usefulness as a comparative measure. The following table reconciles gross profit to refinery gross margin for the periods presented (in thousands, except per barrel amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Sales	$1,156,482	$790,840	$2,037,988	$1,485,180
Cost of products sold (exclusive of depreciation and amortization)	973,830	690,893	1,786,433	1,340,235
Depreciation and amortization	3,624	1,499	5,453	2,852

Gross profit	179,028	98,448	246,102	142,093
Plus depreciation and amortization	3,624	1,499	5,453	2,852

Refinery gross margin	$182,652	$99,947	$251,555	$144,945

Refinery gross margin per refinery throughput barrel	$15.21	$9.21	$11.60	$7.02

Gross profit per refinery throughput barrel	$14.91	$9.07	$11.35	$6.88

(6)	Refinery direct operating expenses per throughput barrel is calculated by dividing direct operating expenses by total throughput volumes for the respective periods presented. Direct operating expenses do not include any depreciation or amortization.

     The following table sets forth our summary refining throughput and production data for the periods presented below:

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2006	2005	2006	2005
Refinery throughput (bpd)
WTI crude oil	103,523	98,342	96,262	95,588
WTS crude oil	13,303	9,744	11,299	8,435
Other feedstocks/blendstocks	15,154	11,138	12,244	10,027

Total	131,980	119,224	119,805	114,050

Refinery product yields (bpd)
Gasoline	70,634	68,071	64,993	64,971
Diesel and jet fuel	50,150	40,000	44,590	38,904
Residuum	5,620	4,944	4,952	4,702
Other	3,281	3,610	3,102	3,465

Total	129,685	116,625	117,637	112,042

     The following table sets forth our calculation of pro forma net income for the three and six months ended June 30, 2005 (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2005	June 30, 2005
Income before income taxes	$62,802	$64,238
Effective pro forma income tax rate	35.6%	35.6%

Pro forma income tax expense	$22,358	$22,869

Pro forma net income	$40,444	$41,369

Contact Information: Western Refining, Inc., El Paso, Texas, Scott Weaver, 915-775-3300